Exhibit 1

Rio de Janeiro, November 3, 2014.

BM&FBOVESPA S.A. – Securities, Commodities and Futures Exchange

Corporate Oversight Superintendence

Attn.:	Nelson Barroso Ortega

Corporate Oversight Superintendence

CC:

Brazilian Securities and Exchange Commission

Attn.:	Fernando Soares Vieira

Corporate Relations Superintendence

Waldir de Jesus Nobre

Market and Intermediary Relations Superintendence

Ref.: Official Letter 3356/2014-SAE

Dear Sirs,

Oi S.A. (hereinafter “Oi” or the “Company”) hereby presents the following clarifications in response to the Official Letter 3356/2014-SAE (the “Official Letter”), received by Oi, regarding the news article published in the Brazilian newspaper Folha de São Paulo on October 31, 2014, entitled “Claro, Vivo and Oi close deal to purchase TIM (Claro, Vivo e Oi fecham acordo para comprar TIM).”

In response to the Official Letter, the Company reiterates that it engaged Banco BTG Pactual S.A. (“BTG Pactual”) to act as the Company’s agent to develop viable structure and funding alternatives that would enable the Company to be a leading player in the consolidation of the Brazilian telecommunications sector, particularly to develop a viable proposal for the acquisition of the shares of TIM Participações S.A. held by Telecom Italia (the “Transaction”). For this purpose, BTG Pactual has been engaged in conversations with third parties with regard to a possible Transaction.

The Company also clarifies that having discussions with other market participants that may be interested in the Transaction is one of BTG Pactual’s roles as the Company’s agent in the Transaction.

Nevertheless, the Company clarifies that, to date, there has been no understanding or agreement with respect to the Transaction’s structure, and no documents or proposals to enter into a Transaction have been signed.

With respect to its assets in Portugal, the Company confirms that it received a firm offer from Altice S.A. on November 2, 2014 to purchase certain assets of PT Portugal SGPS, S.A. related to its operating activities, as disclosed in the Material Fact dated November 3, 2014. The offer has been delivered to Oi’s board of directors, which will analyze the terms and make a decision.

A copy of the Official Letter received by the Company is attached to this response.

Regards,

Oi S.A.

Bayard De Paoli Gontijo

Chief Executive Officer, Chief Financial Officer and Investor Relations Officer

From: GRE [mailto:Gre@bvmf.com.br]

Sent: Friday, October 31, 2014 10:25

To: Oi IR

Cc: ‘SEP’; ‘GEA-1’; ‘GEA-2’; ‘GEA-3’; ‘GEA-4’; ‘GEA-5’; drawet@cvm.gov.br

Subject: Official Letter 3356/2014-SAE - Oi

October 31, 2014

OFFICIAL LETTER 3356/2014-SAE

Attn.:

BAYARD DE PAOLI GONTIJO

Investor Relations Officer of

OI S.A.

RE: Request for clarifications regarding news article

Dear Sirs,

We request clarification by November 3, 2014 regarding the news article published in the Brazilian newspaper Folha de São Paulo on October 31, 2014, entitled “Claro, Vivo and Oi close deal to purchase TIM (Claro, Vivo e Oi fecham acordo para comprar TIM),” as well as other information considered material.

We inform you that this request is within the framework of the Cooperation Agreement signed by the CVM and BM&FBOVESPA on December 31, 2011, and that non-compliance may result in a punitive fine imposed by the Corporate Relations Superintendence of the CVM, subject to the terms of CVM Instruction No. 452/07.

Regards,

Nelson Barroso Ortega
Corporate Oversight Superintendence

CC:

Brazilian Securities and Exchange Commission

Fernando Soares Vieira

Corporate Relations Superintendence

Waldir de Jesus Nobre

Market and Intermediary Relations Superintendence

This company’s response shall be submitted exclusively through the IPE System, under the category Material Fact or the category Notice to the Market; under the subcategory Clarifications on CVM/BOVESPA Queries; and under the subject News published in the media, which will simultaneously file with the BM&FBOVESPA and the CVM.

To assist the market in understanding this filing, the response shall include the above content transcribed before this company’s response.